Exhibit 99.1
Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711
For Immediate Release: December 3, 2007

Contact: Ronald M. Bentley President & CEO
Chemung Canal to Acquire 3 M&T Bank Branch Offices Johnson City, Vestal and Owego offices added to CCTC footprint

Chemung Financial Corporation (CHMB.OB) today announced that its subsidiary, Chemung Canal Trust Company (CCTC), has entered into an agreement with Manufacturers and Traders Trust Company (M&T Bank) to purchase branch offices located in Johnson City, Vestal and Owego, New York. As part of the transaction, Chemung Canal will acquire nearly $100 million in deposits and $15 million in loans. The transaction, which is subject to regulatory approval, is expected to close in the first quarter of 2008.

"We are excited to bring our brand of community banking into Broome County. We believe many area residents and businesses are in search of a financial institution like Chemung Canal and will value and appreciate our high touch approach to banking." said Ronald M. Bentley, President and Chief Executive Officer of Chemung Canal Trust Company.

The branch locations being purchased by Chemung Canal include: the Oakdale Mall Office in Johnson City, the Rano Blvd. location in Vestal and the Rt. 17C office in Owego. Chemung Canal expects to retain all of the employees currently working in these branch offices. According to Bentley, "Customers will continue to do business with the same friendly and knowledgeable staff of professional bankers."

"We entrust these customers to Chemung Canal. We know they are a bank that will work just as hard as we would to serve these customers," said Glenn R. Small, Southern Region President for M&T Bank. M&T was required to divest these former Partners Trust offices as a condition of the regulatory approval of their purchase of Partners Trust Bank.

"As a full service community bank, we can offer our newest customers a menu of products and services they require to achieve their financial goals. Our commitment to providing the highest quality of customer service is a hallmark of Chemung Canal," Bentley said.

Chemung Canal currently operates 16 full service offices in Chemung, Steuben, Schuyler, Tioga and Tompkins counties. In May 2007, Chemung Canal acquired the trust department assets of Partners Trust Bank and, as a result, opened a full service Trust and Investment Center in Downtown Binghamton and a Representative Office in Herkimer, NY.

Chemung Canal Trust Company, established in 1833 and headquartered in Elmira, New York, is a full service community bank with full trust powers. Chemung Financial Corporation was incorporated in 1985 as the parent holding company of Chemung Canal Trust Company and is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.

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This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.